Exhibit (b)(2)

ALFASIGMA S.p.A.

Via Ragazzi del ‘99, 5

40133 Bologna

Tax code and Company

Register of Bologna No. 03432221202

Bologna, July 28, 2023

To

BPER Banca S.p.A.

Large Corporate Office Modena

Viale Reiter 126 41121 - Modena

To the kind attention of Anna Lisa Fornacciari

PEC: keyclientimprese.bper@pec.gruppobper.it

Subject matter: Financing agreement in the amount of Euro 100,000,000.00 (one hundred million/00).

We have received your offer dated July 28, 2023, which we transcribe below in full acceptance:

***

Modena, July 28, 2023

To

Alfasigma S.p.A.

Via Ragazzi del '99 n. 5

40133 Bologna

To the kind attention Dr. Francesco

Balestrieri

PEC: alfasigmaspa@legalmail.it

Subject matter: Financing agreement in the amount of Euro 100,000,000.00 (one hundred million/00).

As a result of the understandings made and whereas:

a)	the company Alfasigma S.p.A., headquartered in Bologna, Via Ragazzi del '99 No. 5, tax code and registration number 03432221202 of the Company Register of Bologna (the Company), has applied to BPER Banca S.p.A., headquartered in Modena, Via San Carlo No. 8/20, tax code and registration number with the Modena Companies Register 01153230360] (the Bank) for a medium-long term Financing;

b)	the Bank has indicated its willingness to grant the Company a Financing, on the terms and conditions set forth in this Financing agreement (the Agreement) as well as in the following Summary Document.

Unsecured Loan No. 5274839

SUMMARY DOCUMENT	PROGRESSIVE 1

FINANCING AMOUNT	Euro 100,000,000.00
AMORTIZATION PERIOD	42 Months
PRE-AMORTIZATION DURATION	from the Signing Date until 06/30/2024

RATES

ANNUAL NOMINAL INTEREST RATE	Reference Index + Margin

DEPRECIATION REFERENCE INDEX	EURIBOR 6 MONTHS ASK 360 END OF PERIOD first recognized on the date of first disbursement and thereafter on the starting day of each Interest Period

DEPRECIATION MARGIN	+ 1.05 p.p.

MINIMUM AMORTIZATION RATE	1.05%. In case of entering into non-speculative derivative transactions with the Bank to hedge the Financing, 0.000%

PRE-AMORTIZATION INTEREST RATE	Reference Index + Margin

PRE-AMORTIZATION BENCHMARK INDEX	EURIBOR 6 MONTHS ASK 360 END OF PERIOD first recognized on the date of first disbursement and thereafter on the starting day of each Interest Period

PRE-AMORTIZATION MARGIN	+ 1.05 p.p.

MINIMUM PRE-AMORTIZATION RATE	1.05%. In case of entering into non-speculative derivative transactions with the Bank to hedge the Financing 0.000%

WAY OF DETERMINING THE DEFAULT RATE	DISCRETION ON RATE DEADLINE RATE + 2,000 p.p.
DEFAULT RATE SURCHARGE
EXPENSES

EXPENSES FOR THE CONCLUSION OF THE AGREEMENT

UPFRONT	Euro 130.000,00

RELATIONSHIP MANAGEMENT EXPENSES

ADMINISTRATION FEE	Euro 20.00 annually
INSTALMENT COLLECTION	2.75. Euro
FEE FOR NON-USE OF FUNDS	0.05% of Undisbursed Financing

SENDING NOTICES

RECOVERY OF EXPENSES FOR SENDING PERIODIC PAPER NOTICES	Euro 0.90
EXPENSE RECOVERY FOR SENDING PERIODIC ONLINE NOTICES	Euro 0.00
RECOVERY OF EXPENSES FOR SENDING RECEIPTS (IN PAPER FORM)	Euro 0.75
SENDING PAYMENT REMINDERS (IN PAPER FORM)	Euro 5.00
EXPENSE TO BE CHARGED TO THE LENDER IN THE CASE OF MORTGAGE ACCOMPLISHMENT	Euro 300
CERTIFICATION OF FEES AND INTEREST	Euro 7.66
CONTRACTUAL VARIATIONS OF ANY NATURE	to be agreed upon between the parties not provided, subject to the payment of the
ALL-INCLUSIVE FEE FOR EARLY EXTINGUISHMENT, TOTAL OR PARTIAL	Breakage Costs if the redemption does not coincide with the maturity date of an Interest Period.

DEPRECIATION PLAN

TYPE PLAN OF DEPRECIATION	personalized
TYPE OF INSTALMENT	personalized
PERIODICITY OF AMORTIZATION INSTALLMENTS	semiannual
INTEREST PAYMENT PERIODICITY	semiannual

OTHER FINANCING FEATURES

AMORTIZATION INTEREST CALCULATION	365/360.
DEFAULT INTERESTS CALCULATION	calendar year 365/365 (366 if leap year)
PERIODICITY OF REPORTING	annual
PERIODICITY OF SUMMARY DOCUMENT	annual

Subject, however, to the mandatory provisions of Legislative Decree 206/2005 (Consumer Code) and Legislative Decree 385/1993: with no effect; therefore, the clauses of this document that may be deemed in conflict with the above disciplines do not take effect.

NOW, THEREFORE

IT IS AGREED AS FOLLOWS:

1.            RECITALS, EXHIBITS, DEFINITIONS AND INTERPRETATION

1.1          Recitals and Exhibits

The parties agree that the foregoing Recitals, as well as the exhibits attached hereto, are to be considered an integral and substantial of the Agreement.

1.2          Definitions

In addition to terms and expressions elsewhere defined in the Agreement, the following terms used with capitalized initials shall have the meanings ascribed to them below.

Affidavit means the affidavit as identified by the Internal Revenue Service pursuant to the July 10, 2013 Order of the Director of the Internal Revenue Service Prot. No. 2013/84404 and available on the website www.agenziaentrate.gov.it or any similar template as approved by the Internal Revenue Service from time to time.

Acceptable Bank means:

(a)	any bank that has a minimum short-term credit rating of A-2 by Standard & Poor's Rating Services, F2 by Fitch Ratings Ud or of P-2 by Moody's lnvestor Services Limited or, in the case of a bank incorporated and headquartered in Italy as well as authorized by the Bank of Italy, that has a minimum short-term credit rating of A-3 by Standard & Poor's Rating Services, F3 by Fitch Ratings Ud or P-3 by Moody's lnvestor Services Limited or any bank or branch of a bank operating in countries with a credit rating lower than the above, provided that it belongs to a banking group with a credit rating at least equal to the above; or

(b)	any other bank or different financial entity approved by the Bank at the request of the Company.

Qualified Bank means an entity that is the beneficial owner of payments of interest or equivalent income made for the purposes of this Agreement and that is:

(a)	a credit institution or other financial institution authorized to conduct banking or financial business in Italy pursuant to Legislative Decree September 1, 1993, No. 385 or Legislative Decree. Feb. 24, 1998, No. 58, resident for tax purposes in Italy pursuant to Art. 73 of Presidential Decree (D.P.R.) No 917 of December 22, 1986 and not acting for the purposes of this agreement through a permanent establishment located abroad; or

(b)	a credit institution or other financial institution authorized to carry on banking or financial business in Italy, not resident for tax purposes in Italy, acting through a permanent establishment in Italy for which any payment received under this Agreement qualifying as business income within the meaning of Articles 151 and 152, Paragraph 1, of Presidential Decree No 917 of December 22, 1986; or

(c)	a credit institution or other financial institution authorized to conduct banking or financial business in Italy that: (a) is non-resident for tax purposes in Italy; and (b) is not acting for the purposes of this Agreement through a permanent establishment in Italy; and (c) has entered into a double tax treaty with Italy pursuant to which it is entitled to receive payments of interest or equivalent income from a person resident in Italy without the application of a Withholding Tax; and (d) meets any other requirements necessary to benefit from full exemption from Withholding Tax under such treaty; or

(d)	a person who is a direct preceptor of payments of interest or equivalent proceeds by the Borrower and who, pursuant to Article 26, paragraph 5-bis of Presidential Decree No. 600 of September 29, 1973, as amended and supplemented from time to time, is entitled, under the conditions set forth therein, to receive payments of interest or equivalent proceeds made by the Company pursuant to this Agreement without application of any Withholding Tax; or

(e)	Any person to whom an interest payment can be made without Withholding Tax imposed by Italian law.

Statutory Financial Statements means the financial statements of the Company certified by leading auditing firm, prepared in accordance with the Accounting Standards and duly approved by the competent bodies.

Consolidated Financial Statements means the consolidated financial statements of the Group for the year ended December 31 of each year of the term of the Financing, beginning with the year ended December 31, 2023, certified by a leading auditing firm, prepared in accordance with the Accounting Standards and duly approved by the competent bodies.

Breakage Costs means the difference, where having positive value, calculated by the Bank, between:

(a)	the interest (excluding the Margin) that would have been received by the Bank on the portion of the Financing subject to early repayment, calculated for the period between the date of such repayment and the maturity date of the Interest Period outstanding at the time of early repayment; and

(b)	the interest calculated on the portion of the Financing subject to early repayment that the Bank would receive by placing an amount equal to the amount of the prepayment on deposit with a leading institution in the interbank market for the period between the date of voluntary early repayment and the expiration date of the Interest Period in progress at the time of early repayment.

Change of Control means the circumstance in which the Reference Shareholders cease, at any time, to own, directly or indirectly, individually or jointly (1) an interest in the Company's share capital equal to at least 50.01% (fifty point zero one percent) or to the higher percentage, if any, required to control the ordinary and extraordinary shareholders' meetings of Alfasigma S.p.A. and (2) the right to appoint the majority of the members of the Company's board of directors, without prejudice in any case to the right of veto provided in favor of the "B Shareholders" (as defined pursuant to the Company's bylaws) as set forth in the Company's bylaws.

It is understood that the transfer of interests mortis causa in favor of relatives of the Leading Shareholders within the second degree in a straight line or within the third degree in a collateral line and/or transfers made between Leading Shareholders and their respective spouses and/or relatives within the second degree in a straight line or within the third degree in a collateral line will not constitute a Change of Control.

Cash and other readily liquid instruments means, at the consolidated level, cash, including positive bank account balances provided they are immediately free and available, and:

(a)	certificates of deposit maturing within the year following the relevant Calculation Date, issued by an Acceptable Bank;

(b)	investments in bonds issued or guaranteed by the government of the United States of America, the United Kingdom or a member state of the European Union, or their similarly rated government agencies or agencies, maturing within the year following the relevant Calculation Date, provided they are not convertible into other securities;

(c)	investment that can be liquidated in no more than thirty days in money or currency funds that have a minimum rating of A1+ from S&P or P1 from Moody's and that invest predominantly in securities with the characteristics set forth in paragraph (c) above;

(d)	assets under management mandate having the following characteristics:

-	Management characterized by a management risk measure represented by maximum VaR of 5% over a one-month time horizon and with a 99% confidence interval;

-	Management characterized by a Benchmark investment strategy, with the presence of securities representing risk capital, or otherwise convertible into risk capital, and units and/or shares of balanced, equity or flexible type UCIs, maximum 45% of the value of assets;

(e)	assets invested in 100% capital-protected Certificates issued by leading Italian banking institutions listed on the Italian Stock Exchange;

(f)	assets invested in Luxembourg OEIC or Mutual Funds, Bond, Balanced, Flexible or Multi-Asset, with a maximum SRRI (risk indicator from Kiid) of 3 (medium/low);

(g)	other securities approved by the Bank.

Code of the business crisis: means Legislative Decree No. 14 of January 12, 2019 (as amended and supplemented from time to time), containing the regulations of the "Code of the Business Crisis and Insolvency".

Current Account means current account 0480/02372215 held by the Company with the Bank, Aprilia branch, IBAN IT82T0538773920000002372215.

Agreement has the meaning given to that term in the Recital b).

Calculation Date means, as of December 31, 2023 (inclusive), December 31 of each year.

Disbursement Date means, in relation to a disbursement, the Business Day within the Availability Period on which the disbursement under the Financing is credited to the Current Account.

Maturity Date: means the final maturity date of the Financing, that is December 31, 2027.

Signing Date: means the Signing Date of the Agreement, that is July 28, 2023.

EBITDA means, at the consolidated level, without duplication of calculation:

(a)	the net result; plus

(b)	direct taxes, IRAP and any extraordinary losses; less

(c)	any extraordinary income and any revaluation; plus

(d)	any write-downs, Consolidated Net Financial Expenses, goodwill amortization, provisions for risks, allowances for doubtful accounts, other provisions, depreciation and amortization of tangible and intangible assets, and any effects resulting from the application of IAS 17 and related interpretative documents even if not provided for in GAAP and inferable from the Company's consolidated financial statements.

Euribor: denotes, the Euro lnterbank Offered Rate, at 6 (six) months, (act/360), as measured by currency in the market for Euro-denominated interbank term deposits at 11:00 a.m. Central European Time by the Euribor Panel Steering Committee) the first time the date of the first disbursement and thereafter the day of the beginning of each Interest Period and disseminated on the Reuters circuit currently on the ASSIOMFOREX 09 page, or the page that should replace it, as well as daily published in "Il Sole 24 Ore". If the Euribor rate is not recorded, reference will be made to the quotation of the immediately preceding day.

It is understood that, (i) for so long as the Company has not entered into non-speculative derivative transactions with the Bank to hedge the Financing, in the event that the value of Euribor should be less than 0 (zero) on a record date useful for determining the interest rate applicable to the Financing, the value of Euribor during the relevant Interest Period shall conventionally be 0 (zero); and (ii) in the event that the Company enters into non-speculative derivative transactions with the Bank to hedge the Financing, in the event that the Euribor should be less than 0 (zero) on a recognition date useful for the purposes of determining the interest rate applicable to the Financing the value of the Euribor during the relevant Interest Period shall conventionally be equal to the value actually available on such date, even if negative, and, therefore, may be less than 0 (zero), it being understood, however, that in the event that the interest calculated in accordance with the provisions of this Agreement, inclusive of Euribor and Margin, should be less than 0 (zero) on a date of detection useful for the purposes of determining the interest rate applicable to the Financing, the value of the interest rate applicable during the relevant Interest Period shall be conventionally equal to 0 (zero).

Material Adverse Effect: means the consequences of any event that has occurred that may significantly impair:

(a)	the financial, economic, financial, or operational position of the Company as compared with that in the latest approved Statutory Financial Statements and Consolidated Financial Statements; or

(b)	the Company's ability to regularly fulfill its payment obligations under this Agreement.

Financing means the Financing of Euro 100,000,000.00 (one hundred million/00), with a duration of approximately 54 (fifty-four) months that the Bank undertakes to grant to the Company on the terms and conditions set forth in the Agreement.

Business Day: means a day, other than a Saturday and a Sunday, on which banks are open to the public in the Milan square for the conduct of their normal business and the international TARGET2 (Trans European Automated Real Time Gross Express Transfer 2) system for the settlement of Euro payments is operating.

Group: means the Company and its subsidiaries pursuant to Article 2359 of the Civil Code, directly and indirectly, consolidated on a line-by-line and/or proportional basis.

Margin: means 1.05 percentage points per year.

Equity means:

(a)	Share capital and available reserves;

(b)	Shareholder loans, provided they are fully subordinated and postponed, in principal, interest and any other amount due under any title, to the Financing on terms and conditions satisfactory to the Bank; and

(c)	non-repayable, capital and future capital increase payments provided that, in each case, they are not repayable to shareholders.

Shareholders' Equity or (SE) has the meaning given to the item "equity" by Article 2424 (Contents of the Balance Sheet) of the Civil Code, to be calculated at the consolidated level and in light of accounting standard OIC 28.

Period of Availability: means the period between the Subscription Date and June 30, 2024 during which the Company may make Requests for Disbursement.

Interest Period: means each of the time periods with respect to which interest on the Financing accrues and is calculated in accordance with the provisions of Article 5 (Interests) of the Agreement. Each Interest Period will run for six months, except for the first Interest Period, which will run from the Signing Date and expire on 12/31/2023, ending on June 30 and December 31 of each year of the term of the Financing.

Pre-Amortization Period means the period starting from the Signing Date expiring on 06/30/2024, during which the Company is obliged to pay only the interest accruals at the maturity of each Interest Period.

Financial Position: means, for each reporting period, at the consolidated group level, any debt related to:

(a)	financing and loans of any kind made in any technical form;

(b)	bonds and notes issued in any form and similar instruments;

(c)	finance lease contracts;

(d)	assignments of receivables and discounting transactions, except for assignments of receivables without recourse with factoring companies in accordance with Accounting Standard 15 ("Accounts Receivable") of the National Council of Accountants and the National Council of Accountants, as amended by the OIC (Organismo Italiano di Contabilità); and

(e)	the deferred payment to more than 180 (one hundred and eighty) days of the purchase price of any goods or services.

Net Financial Position (NFP): means, at the consolidated level, at any point in time the Financial Position minus Cash and other readily liquid instruments.

Accounting Standards: means (i) the set of rules governing the preparation of statutory and consolidated financial statements in force in Italy; or, if applied and/or mandatory, (ii) I.A.S. accounting standards. (International Accounting Standard) or I.F.R.S. (lnternational Financial Reporting Standards) and related interpretations (SIC/IFRIC) prepared by the "lnternational Accounting Standard Board" and adopted in accordance with the procedure set forth in Article 6 of the European Parliament and Council Regulation No. 1606/2002 of July 19, 2002.

Disbursement Request means the irrevocable written request to be delivered by the Company to the Bank, substantially in accordance with the template attached as Letter A (Disbursement Request) to the Agreement, to request each of the disbursements of the Financing.

"Withholding Tax": means any withholding, deduction, tax credit or retention outright or on account in respect of a Fee or other payment to governmental or other public authority, imposed by the law of any jurisdiction, other than a FATCA Withholding.

Reference Partners jointly means:

(a)	Mr. Stefano Golinelli, born in Bologna on 05/16/1945, residing in Bologna - Via della Zecca, 1, tax code GLNSFN45E16A944H;

(b)	Mr. Andrea Golinelli, born in Bologna on 08/31/1949, residing in Bologna - Via Galliera, 8, tax code GLNNDR49M31A944A.

Tax means without limitation, any tax, duty, stamp duty, registration tax, withholding tax, fee or charge of any kind, present and future, however denominated (including, without limitation, related surcharges, supplements, sanctions, interest on arrears or penalties relating thereto).

1.3          Interpretation

(a)	Where the context requires it, terms defined and capitalized in the singular will include plurals and vice versa and masculine terms will refer to feminine terms and vice versa.

(b)	References to an Article or an Exhibits are to an Article or Exhibit of the Agreement.

2.	GRANT OF THE FINANCING, METHODS OF USE - DISCIPLINE OF DISBURSEMENTS

2.1           Granting of the Financing

The Bank grants to the Company, which accepts, the Financing in the maximum total amount of Euro 100,000,000.00 (one hundred million/00) with a term until the Final Maturity Date.

2.2           Methods of use

(a)	The Company may apply to the Bank, during the Availability Period, even in several times for the disbursement of the Financing, subject to the submission of the relevant Disbursement Request, which must be received by the Bank no later than 12 pm on the third Business Day prior to the Disbursement Date provided that, on the occasion of each Disbursement Request:

(i)	the statements in Article 3 (Company's Representations and Warranty) are true;

(ii)	none of the conditions for termination, withdrawal or forfeiture of the term set forth in Article 11 (Forfeiture of the Benefit of the Term and Termination of the Agreement) has occurred or is pending.

(b)	It is understood that after the Availability Period has elapsed, the undisbursed amount will no longer be available to the Company and will be automatically cancelled; consequently in relation to it, there will be no corresponding obligation of the Bank to disburse under the Agreement.

2.3           Discipline of disbursements - Request for Disbursement

(a)            Each disbursement:

(i)	must have as its object amounts of at least Euro 5,000,000.00 (five million/00);

(ii)	may take place only after the Company has sent to the Bank during the Financing Availability Period, the relevant Request for Disbursement, which must contain:

(1)            an indication of the amount to be disbursed; and

(2)            the relevant Disbursement Date;

(iii)	will be disbursed by the Bank by crediting the Current Account.

(b)	For each partial disbursement, the Company agrees as of now to sign - through the exchange of business correspondence - the relevant receipts in accordance with the model set forth in Exhibit B (Receipt) of the principal amount actually disbursed to be reimbursed in the terms better specified below.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, in stating the following, warrants, assuming responsibility for it, that the contents of this clause are perfectly true and are to be understood repeated and reiterated, except where a statement refers to a specific date, to the date each Request for Disbursement is sent, to each Disbursement Date to each interest payment date, to each repayment date (including early repayment) of principal and throughout the term of the Financing until the repayment of the latter in full and to the Final Maturity Date:

(i)	the Company is a legal person validly constituted and operating in accordance with current regulations, is in the full and free exercise of its rights, has full ownership of its assets and has the capacity to be a party to legal relations not being in a state of insolvency, liquidation, bankruptcy, arrangement with creditors or extraordinary administration, subject to crisis and insolvency regulation instruments referred to in the Code of the Business Crisis or other procedure similar and having similar effects, nor are such procedures reasonably foreseeable or threatened at present;

(ii)	the Company is fully entitled to validly enter into and execute the Agreement as well as to assume the obligations arising therefrom, which shall be construed as legitimate, valid, binding and effective in accordance with the respective terms and conditions as well as enforceable against it in accordance with applicable law;

(iii)	the Company confirms that it has obtained all authorizations, concessions, permits, licenses and measures of the authorities necessary for the conduct of its business as carried on up to the Signing Date and that such authorizations, concessions, permits, licenses and measures are in force, nor is the Company aware, at the time of the conclusion of the Agreement, of any act or fact which would cause the revocation or loss for any reason of the above authorizations, concessions, permits, licenses and measures such as to produce a Material Adverse Effect;

(iv)	the Company has not breached or defaulted on any other contract to which it is a party, or binding on it or its property or assets from which a Material Adverse Effect may result;

(v)	the Company declares that no lawsuit, arbitration, or administrative proceeding, the unfavorable outcome of which could reasonably be expected to result in a Material Adverse Effect, is pending or has been threatened against it in writing;

(vi)	the conclusion and execution of the Agreement and the documents related thereto do not violate and do not exceed the powers conferred on the Company by laws or regulations in force in Italy, by ordinances or decrees, by the Memorandum of Association and by the Articles of Association, nor do they result in the violation of, to the best of the Company's knowledge, the rights of third parties or cause the breach of any other contract, agreement or commitment however assumed and binding on the Company;

(vii)	there has been no Material Adverse Effect since the date of the Company's last approved Statutory Financial Statements and Consolidated Financial Statements;

(viii)	neither the Company nor, to the best of the Company's knowledge, any other natural or legal person has formally applied to the relevant competent bodies for the Company's admission to the procedures for liquidation, extraordinary administration, arrangement with creditors, bankruptcy, subject to crisis and insolvency regulation instruments set forth in the Code of the Business Crisis or other procedure that is comparable and has similar effects;

(ix)	there are, to the best of the Company's knowledge, no situations that could legitimize the Bank's exercise of the powers set forth in Article 11 (Forfeiture of the benefit of the term and termination of this Agreement);

(x)	there are no shareholder loans granted to the Company and/or bonds issued by the Company that are not subordinated to this Financing;

(xi)	the Company has punctually and regularly filed tax returns as well as paid to the extent due all taxes or levies owed by it that are applicable except, exclusively, for those that are disputed in good faith by the Company as taxpayer and for which adequate provisions have been set aside in the financial statements;

(xii)	the Company has taken out and validly has in place adequate insurance policies to cover the risks normally associated with its activities and the assets, personnel, and any other resources used in connection with those activities. All premiums for the aforementioned insurance policies have been duly paid on their due dates, and the same are effective and binding on the respective parties.

The statements indicated in paragraphs (i) to (xii) above are made by the Company in the knowledge that the Bank fully relies on them.

4.            INTEREST

4.1          Calculation of interest

Subject to the provisions of Articles 7 (Early Repayment of the Financing) and 12 (Compensatory Amount in the Event of Changes in the Treatment of Interbank Deposits and/or Changes in the Law) below, interest applied to the Financing shall be calculated at the annual nominal rate determined as Euribor plus Margin.

Interest will be calculated for the number of days actually elapsed based on a 360-day year.

4.2           Interest Payment and Additional Amount

Payment of interest shall be made in arrears on the due date of each Interest Period, with value date equal to the due date of the Interest Period itself, by debiting the Current Account.

The Company shall make all payments with respect to any amount of interest due under the Agreement without the application of any Tax Withholding, except for Tax Withholding required by law.

If either party becomes aware that the Company is required to make a Withholding Tax, it will promptly notify the other party.

In the event that the application of a Withholding Tax is required by law, the amount of the payment due from the Company shall be increased by an amount (the Additional Amount) such that the amount received by the Bank (net of the Withholding Tax, including any Withholding Tax due on the Additional Amount) is equal to the amount the Bank would have received in the absence of the Withholding Tax.

Notwithstanding the foregoing, no Additional Amount shall be payable by the Borrower in respect of any Withholding Tax applicable on payments due under this Agreement if, on the date on which the payment is due, the Bank:

(i)	Is not or has ceased to be a Qualified Bank for reasons other than a change in law, or

(ii)	while identifying itself as a Qualified Bank within the meaning of subparagraphs (c) and (d) of the definition of "Qualified Bank" in Article 1.2 (Definitions) above of this Agreement, has failed to timely provide the Company with the documentation and/or information requested by the Company as set forth in the following subparagraphs of this Article.

In the event that the application of a Withholding Tax is required by law, the Company will pay it within the terms of the law, including the amount of the Withholding Tax on any Additional Amount paid.

Within 30 (thirty) days following the application of the Withholding Tax or the payment made in connection with the Withholding Tax, the Company will deliver to the Bank the documentation proving that the Withholding Tax has been withheld or, if applicable, that the payment has been made to the competent tax authorities.

Each party that identifies itself as a Qualified Bank under subparagraphs (c) or (d) of the definition of "Qualified Bank" set forth in clause 1 above. 2 (Definitions) of this Agreement, agrees to cooperate and promptly provide to the Company, upon its request, any and all certifications, documents, including where applicable, the Affidavit, the Declaration of Exemption (prepared in accordance with the template set forth in Exhibit E (Declaration of Exemption) and/or information necessary for the Company to be able to make said payments without application of any Withholding Tax.

4.3           Tax Credits

In this Article 4 (Interest), "Tax Credit" means an accrued credit or tax relief against the payment of a Tax (i.e., refund thereof).

In the event that the Company has made a Payment of the Additional Amount and the Bank determines in good faith that:

(i)            the payment of the Additional Amount resulted in a Tax Credit; and

(ii)           the Bank used this Tax Credit,

the Bank shall pay to the Company an amount equal to the amount of the actual benefit that has accrued to the Bank from the use of the Tax Credit, so that after paying such amount to the Company, the Bank is in the same situation as it would have been in the absence of the circumstances that gave rise to the payment of the Additional Amount.

While acting reasonably, the Bank will not be under any obligation to apply for a Tax Credit, nor will it be under any obligation to provide the Company with any information regarding its tax status and calculations related to the same.

4.4            Value added tax

All amounts due from the Company under this Agreement (including amounts due for indemnification or reimbursement) shall be after deduction of any Value Added Tax (or other Fees of a similar nature) that may be applicable to the same. If such Fees should be applicable, the Company will be required to simultaneously pay to the Bank, in addition to the amount owed by it, the amount of such Fees.

The Financing transaction referred to in this Agreement constitutes a transaction falling within the scope of VAT as an exempt transaction, pursuant to Articles 3 and 10, Paragraph 1, No. 1 of Presidential Decree. October 26, 1972, No. 633 (VAT Decree).

4.5            Fee for non-use of funds

On the unused amounts, a fee of five (5) basis points per year (0.05% (zero point zero five percent per year) shall be payable by the Company to the Bank until the end of the Financing Availability Period. The amount of the fee shall be calculated on the amount of the Financing not yet disbursed daily, as of the second Business Day following the Signing Date, for the actual number of days based on the business year; such fee shall be payable, if due, in arrears, on the fifth Business Day following the expiration of each calendar half-year, commencing on the date of and, lastly, on the date of expiration of the Availability Period by debiting the Current Account. To this end, the Company hereby authorizes the Bank to debit the Current Account from time to time in accordance with this clause.

4.6            Absence of listing

The Company and the Bank agree that if during the course of the Financing, for reasons beyond the Bank's control, the Euribor reference index becomes unavailable or undergoes changes (by way of example, due to methodological changes in the manner of its calculation) such as to cause it to (i) permanently cease to be published and/or (ii) temporarily become unavailable and/or (iii) become unrepresentative with respect to the reference market, all detectable from events made public by the supervisory authority of the reference rate administrator or by the administrator itself, or otherwise publicly detectable the reference index will be replaced, throughout the period of the absence of quotation, with another reference index identified by law, or identified/recommended by EU/national authorities/bodies/institutions as an appropriate successor to Euribor, or again, in the absence of the aforementioned indications/recommendations with another reference rate from among those available on the market, consistent with the provisions of Regulation (EU) 2016/1011 (EU Benchmark Regulation, as amended by Regulation (EU) 2021/168) and the legislation from time to time in force generally accepted on the markets (international and domestic) as an appropriate successor to Euribor.

The aforementioned substitution will also be made if the reference index becomes illegal for any reason on the basis of the regulations applicable to this Agreement, or if its use is prohibited under legal regulations applicable to the Bank and/or the Company.

The Bank will provide the Company with adequate notice of the new reference index to be adopted in accordance with the provisions of the preceding paragraph by sending a notice in compliance with the regulations in force from time to time.

The Company and the Bank hereby agree that, pending the identification of an alternative reference index, unless otherwise specified by law or authority, the last available and published value of the reference index that has become unavailable or unrepresentative will remain in effect, and the measure of the rate or condition will become fixed for that period.

In all other cases of changes in the methodology for calculating the reference index, the interest rate will continue to be determined on the basis of the same reference index as it is produced and made available in the market from time to time.

5.             DEFAULT INTERESTS

(a)	In case of delay in the payment of any amount due in connection with the Financing, as well as in the cases referred to in Article 11 (Forfeiture of the benefit of the term and termination of the Agreement), the total amount due by the Company and not paid will generate default interest equal to 2.00 (two/00) percentage points above the interest rate applicable at the time of default, calculated on the basis of a year of 365 (three hundred sixty-five) days for the actual number of days elapsed.

(b)	Default interest shall commence as of right from the date of default, until the actual settlement, without the need for any intimation or notice of default, but only for the expiration of the term for the payment not made, without prejudice in any case to the Bank's right to consider this Agreement terminated for default of the Company, as provided in Article 11 (Forfeiture of the benefit of the term and termination of the Agreement) and to obtain full repayment of the remaining amounts due for principal, interest and any accessories.

(c)	It is expressly understood that periodic capitalization is not allowed on interest.

6.             REPAYMENT

Once the Pre-Amortization Period has expired, subject to the provisions of Articles 7 (Early Repayment of the Financing) and 11 (Forfeiture of the Benefit of the Term and Termination of the Agreement), the Company undertakes to repay the amount disbursed on the Financing in 42 months, by payment to the Bank of 7 semi-annual installments, due on June 30 and December 31 of each year, the first time on 12/31/2024 and the last time on 12/31/2027, in which is included the portion of principal as set forth in the repayment schedule detailed in Exhibit D (Repayment Schedule) to the Agreement and deferred interest as determined in Article 4.1. (Calculation of interests) above. The Company acknowledges that as a result of changes in the interest rate applied, necessary adjustments will be made to the interest portion of individual installments.

7.             EARLY REPAYMENT OF THE FINANCING

7.1          Voluntary early repayment

(a)	The Company may repay in advance all or part of the Financing without payment of any penalty or any additional cost or expense to the Company, provided that:

(i)	submit irrevocable written request to the Bank, including by e-mail, at least 3 (three) Business Days' notice prior to the date set for early redemption;

(ii)	no Material Event is pending, with the understanding that the Bank may decide to accept voluntary early redemption even if one or more of the Material Events is pending;

(iii)	pay Breakage Costs if the early redemption does not coincide with the maturity date of an Interest Period.

(b)	In the event of early repayment of the Financing, the Company shall pay to the Bank the principal amount and, in the event of full repayment of the Financing, the interest accrued from the date of the last installment even of interest only paid, in each case without any additional charges, expenses or fees to be borne by the Company, subject to the provisions of subparagraph (a) item (iii) above.

(c)	Any notice of early redemption sent to the Bank shall be irrevocable and, unless otherwise agreed by the Parties, the Company shall be required to redeem early in accordance with such notice.

(d)	Amounts repaid will not be reusable and the total amount of the Financing will be reduced by the amount corresponding to the amount of early repayment.

(e)	Any partial repayment will have the effect of varying the amount of subsequent installments, subject to the number of them originally agreed upon, unless otherwise agreed between the Bank and the Company.

7.2           Mandatory early repayment

7.2.1       Illegality

The Company shall be obligated to repay the Financing in advance and in full, within 15 (fifteen) Business Days from the receipt of written notice from the Bank, if as a result of legislative changes or adoption of measures by competent authorities occurring after the Signing Date, it becomes unlawful to perform the obligations under this Agreement or such obligations cease to be valid and effective against the Company or it becomes unlawful for the Bank to maintain the Financing.

7.2.2

Change of Control

If a Change of Control occurs, the Company, upon becoming aware of such an event, shall promptly notify the Bank.

Upon the occurrence of the Change of Control event, the Company will be required to repay the Financing in advance and in full within 7 (seven) Business Days of the occurrence of the Change of Control event.

8.            OBLIGATIONS

The Company undertakes throughout the term of the Financing and until the total and unconditional settlement of the Bank's claims against it to:

(i)	send to the Bank, both in electronic format and, if required in written form by the Bank in hard copy, its Annual Statutory Financial Statements and Consolidated Financial Statements including the balance sheet, income statement and notes thereto, together with the reports of the Board of Directors and the Board of Statutory Auditors and the certification reports of the independent auditors, the statement containing the result of the financial parameters set forth in the Exhibit C (Certificate of Compliance), within 180 (one hundred eighty) days after the end of each fiscal year;

(ii)	promptly deliver to the Bank, copies of all documents delivered by the Company to the generality of its creditors (or categories of creditors);

(iii)	promptly remit to the Bank, information and documentation requested in writing by the Bank for the purpose of compliance with Law No. 231/2001 and/or anti-money laundering regulations(know your customer);

(iv)	deliver promptly to the Bank, upon its written request, an updated list of its subsidiaries from time to time;

(v)	notify the Bank of any changes in corporate form, changes in share capital, issuance of bonds, as well as facts that may be such as to result in a Material Adverse Effect;

(vi)	promptly notify the Bank of any occurrence of a Change of Control;

(vii)	immediately notify the Bank of any administrative, tax, or other judicial arbitration proceedings instituted against the Company that may reasonably be expected to have an unfavorable outcome and that in such case are likely to result in a Material Adverse Effect;

(viii)	disclose to the Bank, in advance or substantially in the same context of its assumption, all resolutions concerning transactions involving the acquisition of shareholdings, companies or business units, in whatever form carried out, and acts of disposition of its assets and rights amounting to more than Euro 10,000,000.00 in aggregate during each fiscal year, with the exception, respectively, of transactions involving the acquisition of shareholdings and acts of disposition of assets and rights that are related to the Group's industrial activity for which the disclosure obligation will not exist;

(ix)	not to proceed, without the Bank's prior favorable opinion, which will not be unreasonably withheld, to:

(1)	changes to the articles of incorporation and/or memorandum of association, such as to substantially change its corporate purpose and activities from those set forth in the articles of incorporation as of the Signing Date;

(2)	establishment of assets earmarked for a specific business under Article 2447- bis and ff. of the Civil Code;

(3)	taking out loans intended for a specific business in accordance with Article2447-decies of the Civil Code;

(4)	extraordinary finance transactions such as, but not limited to: mergers, transformations, corporate demergers, sale of business units, spin-offs or purchase of treasury shares if the performance of such transactions could reasonably be expected to cause a Material Adverse Effect; the transaction of purchase of treasury shares shall in any case be understood to be permitted for a maximum amount not exceeding the amount provided for from time to time in the Company's bylaws; it is in any case understood, for the sake of mere clarity, that the purchase of any shareholding by the Company, which is pertinent to the industrial activity of the Group, shall be understood to be expressly permitted by this Agreement, thus not causing any breach of the provisions of this Agreement or an event from which, pursuant to Article 11 (Forfeiture of Benefit of Term and Termination of the Agreement), the benefit of any term set forth in this Agreement or the termination of this Agreement may result;

(x)	promptly notify the Bank of the occurrence of any event referred to in Article 11 (Forfeiture of the benefit of the term and termination of the Agreement);

(xi)	not proceed for amounts exceeding Euro 30,000,000.00 in the aggregate during each fiscal year:

(1)	to the establishment of collateral guarantees on its assets for any reason in favor of third parties except (a) for those executed by the Company in the ordinary course of the Company's ordinary business and/or (b) for those required by Italian or foreign courts and issued in favor of the latter (for the sake of clarity, the guarantees referred to in (a) and (b), will not fall under the threshold of Euro 30,000,000.00 and may be freely established by the Company, without limitation of amount);

(2)	the granting of loans to third parties except for those granted to companies belonging to the Group (the latter, for the sake of clarity only, will not fall under the threshold of Euro 30,000,000.00 and may be granted freely by the Company to companies belonging to the Group, with no limit on the amount);

(3)	to the issuance of sureties or other personal guarantees for the benefit of third parties except (a) those aimed at guaranteeing obligations, including those claimed by third parties vis-à-vis companies belonging to the Group and/or (b) those required by Italian or foreign courts and issued in favor of the latter and/or (c) those issued by the Company as part of its ordinary business activities (for the sake of clarity only, the sureties or other personal guarantees referred to in (a) (b) and (c), shall not fall within the threshold of Euro 30.000.000.00 and may be freely issued by the Company, with no limit on the amount);

(xii)	ensure that any Financing provided by its shareholders (or their subsidiaries or affiliates) is conditional (for principal and interest) on full repayment of the Financing;

(xiii)	to ensure that no payment obligation under the Agreement is endorsed or subordinated to any other present or future payment obligation incurred by the Company to other creditors, subject only to liens arising directly from law;

(xiv)	maintain throughout the duration of the Financing insurance coverage on all movable and immovable property owned according to market standards for companies similar to the same Company;

(xv)	maintain tax residence in Italy;

(xvi)	to preserve the validity of its intellectual and industrial property (e.g., trademarks, patents, copyrights) as well as to take any necessary or reasonably appropriate action to protect it from any unauthorized enjoyment or use, to the extent necessary to avoid a Material Adverse Effect;

(xvii)	to pay in due time all taxes, fees, social security contributions and charges applicable to it, including any administrative and/or criminal penalties except, exclusively, for those that are disputed in good faith by the Company as taxpayer and for which adequate provisions have been set aside in the budget.

9.             Financial obligations

(a)	The Company undertakes that, throughout the term of the Agreement and until all the Bank's claims against the Company are satisfied in full, its economic, financial and equity conditions will be such as to ensure compliance with the following financial obligations calculated by reference to the Consolidated Financial Statements, which, as of the approved December 31, 2023, shall be less than or equal to the thresholds indicated below:

-      NFP/ EBITDA < 2.5; and

-      NFP/SE < 2.0.

(b)	Without prejudice to the provisions of paragraph (c) below, failure to comply with even one of the aforementioned obligations entitles the Bank to terminate the Agreement with the consequences set forth in Article 11.2 (Termination of the Agrement) of the Agreement. Therefore, the Company undertakes to send to the Bank together with the Consolidated Financial Statements, a statement containing the result of the above financial parameters, the content of which is identical to the one attached under letter D to the Agreement and the verification of which may be carried out by the Bank.

(c)	A breach of the commitments set forth in paragraph (a) or (b) of this Article 9 (Financial Obligations) may be remedied, at any time, by the payment of Equity to the Company within 30 (thirty) Business Days from the delivery to the Bank of the statement set forth in the Exhibit C (Certificate of Compliance), showing such breach, in an amount at least sufficient to permit, by adjusting the value thereof, compliance with the breached financial obligation.

10.           NON-DEFERRABLE OBLIGATIONS OF THE COMPANY

The obligation of the Company to pay on the due dates the sums due by way of repayment of principal and interest or otherwise and the performance of the other obligations under the Agreement shall in no way and under no circumstances be suspended or delayed even in the event of any dispute, including in court, which may be raised by the Company or may otherwise arise between the parties, without prejudice to the right of the Company to raise any objection once the payments due have been made. The Company also waives its rights of retention or set-off against the Bank, unless otherwise agreed with them.

11.	FORFEITURE OF THE BENEFIT OF THE TERM AND TERMINATION OF THE AGREEMENT

11.1        Forfeiture of the benefit of the term

(a)	It is expressly agreed that the occurrence of any of the events set forth in Article 1186 of the Civil Code shall constitute grounds for forfeiture of the benefit of any term stipulated in the Agrement, as well as in the following cases:

(i)	the initiation of negotiations for an arrangement with creditors, a rehabilitation plan under Article 67 of R.D (Royal Decree) 16.3.1942, no. 267 and/or restructuring agreements under Article 182-bis or Article 182-septies of R.D. 16.3.1942, No. 267, submission to similar crisis and insolvency regulation instruments set forth in the Code of the Business Crisis, an assignment of assets to creditors or similar arrangements with its creditors by the Company;

(ii)	convening a meeting to resolve to put the Company into liquidation or to approve such a resolution;

(iii)	the submission or notification by a person of an application for admission to an insolvency proceeding of the Company;

(iv)	the issuance of an order of admission to bankruptcy or liquidation proceedings against the Company or the subjection to similar crisis and insolvency regulation instruments set forth in the Code of the Business Crisis;

(v)	the initiation in a jurisdiction of procedures similar to those mentioned above in paragraphs (i) to (iv) against the Company;

(vi)	the raising of protests in amounts exceeding Euro 500,000.00 (five hundred thousand);

(vii)	the institution of precautionary procedures and/or movable and real estate executions against the Company for amounts that, individually considered, exceed Euro 25,000,000.00 (twenty five million/00) and in aggregate during each fiscal year, Euro 50,000,000.00 (fifty million/00) that may result in a Material Adverse Effect;

(viii)	the issuance of injunctions for amounts that, individually considered, exceed Euro 25,000,000.00 (twenty five million/00) and in aggregate during each fiscal year, Euro 50,000,000.00 (fifty million/00) that may result in a Material Adverse Effect;

(ix)	the Company suspends, discontinues, or threatens to suspend or discontinue, or materially changes its business if such suspension, discontinuation, threatened suspension or discontinuation, or substantial change in business would cause a Material Adverse Effect;

(x)	failure of the Company to meet its obligations under any financial indebtedness, including as a guarantor, of the Company.

(b)	Items (i) through (v) in (a) above shall not apply to the filing of a petition for bankruptcy or insolvency proceeding or liquidation of the Company by a creditor, if (i) the petition is contested in good faith and with due diligence, (ii) the company concerned proves to the Bank that the petition is manifestly unfounded, and (iii) the petition is discharged within forty-five (45) Business Days of its filing.

(c)	Upon the occurrence of even one of the situations or assumptions referred to in letter (a) above, the Bank shall be entitled to declare ipso jure the Company to have forfeited the benefit of the term and to terminate this Agreement in accordance with the provisions of Article 1454 of the Civil Code, without any judicial pronouncement or to revoke the Financing, by simply notifying the Company by registered letter with return receipt.

In the aforementioned cases of forfeiture, the Bank shall have the right to demand, including by way of enforcement, without any deferment, the repayment of the entire claim for interest, including interest on arrears, accessories all and principal, against the Company, within 5 (five) Business Days from the receipt by the Company of the notice to the Company by registered letter with return receipt referred to in the preceding paragraph.

If the Company is declared terminated, the Company will also be required to pay what is reasonably required and documented by the Bank to hold the Bank harmless from damages and costs arising from the early termination.

11.2        Termination of the Agreement

(a)            It is expressly agreed that the Agreement will be terminated as of right, pursuant to Article 1456 of the Civil Code, in case of:

(i)	failure of the Company to make full and timely payment of any amount due under the Agreement, except where such failure is due to purely technical reasons and is made by the third Business Day after the due date;

(ii)	failure of the Company to perform in full and on time any of its obligations under Article 8 (Obligations), unless the Company - where possible due to the nature of the obligations - has remedied them within 15 (fifteen) Business Days after the date of written notice from the Bank;

(iii)	failure to meet the financial obligations set forth in Article 9 (Financial Obligations);

(iv)	untruthfulness in any material aspect of any of the statements made or repeated by the Company in the Agreement or in any document delivered by or on behalf of the Group Companies under the Agreement, unless the factual situation can be changed so as to remedy the untruthfulness and this is done within 20 (twenty) Business Days from the earlier of the Bank's notice of the untruthfulness and the date on which the Group Company becomes aware of the untruthfulness.

(b)	Termination of the Agreement will occur as of right on the date on which the Bank notifies the Company, by registered letter with return receipt, that it intends to make use of this express termination clause.

In the aforesaid cases of termination, the Bank shall be entitled to demand without any deferment of time the repayment of the entire claim for interest, including interest on arrears, accessories all and principal, against the Company together with the interest on arrears referred to in Article 5 (Default interests), if accrued on the same, as well as any other sum otherwise due to the Bank under the Agreement within 5 (five) Business Days from the receipt by the Company of the notice to the Company by registered letter with return receipt referred to in the preceding paragraph.

12.	COMPENSATORY AMOUNT IN THE EVENT OF CHANGES IN THE TREATMENT OF INTERBANK DEPOSITS AND/OR CHANGES IN THE LAW

If, as a result of new interpretations of the provisions currently in force by the competent authorities, including administrative authorities, or as a result of the amendment of the provisions in force or the introduction of new legal regulations or administrative provisions, the current treatment of interbank deposits from the point of view of reserve requirements, tax treatment or other point of view is changed, with the consequence that:

(i)	the total cost of interbank deposits for the Bank was higher than the EURO market rate (EURIBOR); or

(ii)	additional costs were imposed on the Bank in connection with the maintenance of the Financing; or

(iii)	were decreased the amounts received by it in any capacity,

the Bank shall notify the Company, which as of now undertakes to pay, at the request of the Company, an amount equal to the amount of such increased costs as shall be ascertained, communicated and documented to the Company by the Bank as of the thirtieth day following the receipt of the aforesaid notice and until the termination of the Agreement, or - if earlier - until the conditions that determined such increased cost continue to exist.

Alternatively, the Company shall have the right to terminate the Agreement, with notice of not less than 15 (fifteen) days, to be communicated to the Bank, repaying the outstanding Financing and interest accrued at the expiration of the notice period, on the terms previously in effect.

13.          PAYMENTS

13.1        Attribution of payments

Unless otherwise determined by the Bank, any payment made by the Company or third parties shall be charged first to reimbursement of expenses of any kind, including judicial expenses including those that cannot be recovered, to payment of accessories and interest, and for the remainder to principal.

13.2        Manner of payment

(a)	The Company and the Bank agree that, should the repayment of the Financing be made by SEPA Direct Debit, this contractual documentation constitutes for all purposes suitable notice, in accordance with the relevant SEPA Rulebook in effect from time to time, for the purpose of direct debiting of all amounts relating to the Financing.

(b)	The Company expressly authorizes the debiting of the Current Account, in which the necessary provision of the sums due as payment under the Agreement shall be established in a timely manner.

14.          PAYMENTS FROM GUARANTORS OR THIRD PARTIES

The Bank shall have the right to reject payments of individual repayment installments, interest installments, or otherwise partial payments offered by any guarantors, or by third parties in their own name, if such persons, at the time of their payment, do not declare in writing their commitment not to exercise their right of subrogation or recourse against the Company until every claim of the Bank dependent on the Financing has been fully satisfied.

15.          VALUE AS EVIDENCE OF ACCOUNTING RECORDS

Without prejudice to the provisions of Article 1832 of the Civil Code, for the purposes of determining the Bank's claim, the books and records of the Bank, unless manifest error, shall be full evidence in all places and for all purposes, at all times, and so also in the event of forfeiture of the benefit of the term and termination of the Agreement.

16.          ASSIGNMENT AND PLEDGING

(a)	In accordance with the provisions of Article 1260 of the Civil Code, the Bank shall have the right to assign all or part of the Financing by means of assignment of receivables (including as part of credit securitizations) or assignment of the Agreement to other credit and/or financial institutions, subject to the obligation to give written notice to the Company. Simply notifying the Company of the transfer of the claim is equivalent to notification for the purposes of Article 1264 of the Civil Code.

(b)	Without prejudice to the provisions of letter (a) above, the Bank reserves the right to use the receivables arising from the Financing as a "non-negotiable asset" to be pledged as collateral in favor of the Bank of Italy and/or the European Central Bank for refinancing operations disbursed by the latter under the "Abaco" procedure (Collateralized banking assets), as governed by the rules governing the "Eurosystem Monetary Policy Instruments" in force from time to time. In such an eventuality, the Bank will have no reporting obligation to the Company. It is understood that such use of credits: (i) will not release the Bank from its obligations under the Agreement, and (ii) will not result in the payment by the Company of any amount and/or the granting of rights greater than those provided in favor of the Bank under the Agreement.

(c)	It is expressly understood that under no circumstances may the Company assign all or part of the Agreement and/or the rights and obligations thereunder.

17.          CONTINUING LIABILITY

All obligations assumed by the Company shall be deemed to be jointly and indivisibly binding also on each of their successors and assigns, including in a particular capacity.

18.          CHANGES TO THE AGREEMENT

All changes to the terms and conditions of the Agreement shall be in writing, with a deed signed by persons having the necessary powers of representation of the parties.

Therefore, any tolerance, even repeated tolerance, of non-fulfillment or delayed fulfillment of contractual obligations can in no way be interpreted as tacit abrogation of the covenants that provide for them.

19.          CONSENT TO DATA PROCESSING AND COMMUNICATION

The Company acknowledges the information received from the Bank pursuant to Leg. Decree June 30, 2003 No. 196 and gives its consent to the processing of data in connection with the Financing as well as to the communication of the data that the Bank will make to the Central Risks Bureau, the Central Balance Sheet, companies for data processing and storage and, if necessary, in case of default, to debt collection companies.

The Company also allows, in case of assignment of the claim by the Bank under Article 16 (Assignment and Pledging), the disclosure of its data to the assignee. The Bank may bring to the attention of any person potentially interested in becoming an assignee under Article 16 (Assignment and Pledging), such information regarding the Company as the Bank deems appropriate.

20.          CONDITIONS AND EXPENSES

The following expenses are borne by the Company:

a)            Up-front commission: Euro 130,000.00= (one hundred and thirty thousand.00), to be paid to the Bank as follows:

i)	for a portion equal to 40% (forty percent) of the total up-front commission due (i.e., Euro 52,000.00 (fifty-two thousand/00 euro),) as of the Signing Date of this Agreement; and

ii)	for a portion equal to 60% (sixty percent) of the total up-front fee due (i.e. to Euro 78,000.00 (euro seventy-eight thousand/00)), on the first Financing Disbursement Date.

b)	installment collection fees: Euro 2.75= (two point seventy-five), as well as expenses of any other kind dependent on and occasioned by this deed, and not expressly indicated therein, for which please refer to the "Summary Document," which is an integral part of this Financing Agreement.

The Bank, if there is a justified reason, has the right to unilaterally modify the clauses of this Agreement, only where they relate to the economic conditions applicable to the Company, excluding those concerning interest rates, by giving prior express notice to the Company, pursuant to Article 118 of Legislative Decree. 385/1993 (Consolidate Law on Banking, T.U.B.).

The Company specifically approves this power of modification of the Bank limited to clauses related to economic conditions other than interest rates applicable to the Company, pursuant to Article 118 of Legislative Decree 385/1993 (Consolidate Law on Banking.).

The Company, by the date scheduled for implementation of the Agreement amendment, has the right to terminate this Agreement without charge.

21.          BANKING TRANSPARENCY

The Company and the Bank acknowledge and confirm that the Agreement and all economic conditions are the result of specific individual negotiations pursuant to the provisions of Article 1, sect. Il, of the so-called Provisions on the Transparency of Banking and Financial Transactions and Services issued by the Bank of Italy on February 9, 2011, and therefore the Company expressly acknowledges that the provisions of the CICR resolution of March 4, 2003 relating to, among other things, pre-contractual disclosure, the annual percentage rate of charge calculated in accordance with the provisions of Article 121 of Legislative Decree. 385/1993 (Testo Unico Bancario), and to the delivery of copies of the Agreement and the deeds constituting the guarantees prior to their stipulation.

22.          GOVERNING LAW AND JURISDICTION

The Financing is governed by and interpreted in accordance with Italian law.

For any dispute arising from the interpretation and/or execution of the Agreement, the Court of Modena shall have jurisdiction, without prejudice to the Bank's right to take legal action against the Company before any other competent judicial authority.

23.          CONCILIATORY MEDIATION

(a)	The Bank observes, in its dealings with the Company, the provisions of Legislative Decree No. 385 of September 1, 1993 (Consolidate Law on Banking) and its subsequent additions and amendments, as well as its implementing provisions. The Bank is subject to the controls exercised by the Bank of Italy, headquartered at Via Nazionale, 91 - 00184 Rome.

(b)	For any disputes regarding its dealings with the Bank, the Company has the right to contact the Complaints Office, established at the Bank Head Office. The complaint must be made in writing and transmitted by letter or electronically, or delivered to the counter at which the relationship is maintained; the activity of handling the complaint is free of charge to the Company, subject to the costs normally associated with the means of communication adopted. The Bank shall rule on the complaint within 60 (sixty) days of its receipt and indicate, if it is upheld, the initiatives it undertakes to take and the timeframe within which they will be implemented. If the complaint is found to be unfounded, the Bank shall provide a clear and comprehensive explanation of the reasons for the rejection, as well as the necessary indications about the possibility of referral to the Banking and Financial Ombudsman (A.B.F.) or other forms of out-of-court dispute resolution.

(c)	The Company that has been dissatisfied or whose complaint has not been resolved within the aforementioned 60 (sixty) day period, and provided that no more than 12 (twelve) months have elapsed since the complaint was filed, may appeal to the Banking and Financial Ombudsman:

(i)	within the limit of Euro 200,000, (two hundred thousand/00) if the request is for the payment of a sum of money for any reason;

(ii)	with no limit on the amount for disputes concerning the establishment of rights, obligations and faculties.

(d)	The Guide concerning access to the Banking and Financial Ombudsman is available to the Company at the Bank's branches, on the Bank's website and on the website of the Banking and Financial Ombudsman at www.arbitrobancariofinanziario.it.

(e)	Pursuant to and for the purposes of the provisions of Legislative Decree No. 28 of March 4, 2010 on mediation for the purpose of conciliation, if the Company intends to bring an action related to this Agreement in court, it must first go through the mediation process, alternately addressing:

(i)	to the Banking and Financial Ombudsman;

(ii)	to one of the mediation bodies listed in the register maintained by the Ministry of Justice, including Conciliatore Bancario Finanziario (Ombudsman- Banking jury), based in Rome, Via delle Botteghe Oscure 54, which employs independent mediators.

(f)            The Company has the right to submit complaints to the Bank of Italy.

24.          TAX CHARGES

The Bank, in agreement with the Company, determines that it is appropriate to apply the ordinary taxation regime under the current tax provisions and therefore declare that they do not wish to exercise the option under Article 17 of Presidential Decree. September 29, 1973, No. 601, as amended from time to time, and that they do not wish to benefit from the substitute tax set forth in Article 15 and ff. of the mentioned Presidential Decree September 29, 1973, No. 601.

The Company shall bear all charges relating to all stamp and registration taxes and other Taxes of a similar nature applicable in connection with the making, execution or enforcement of the Contract, and of the guarantees accompanying it, except (i) in the case of taxes or Taxes due as a result of the assignment of this Agreement provided for in Article 16 (Assignment and Pledging), provided that the assignment does not occur as a result of the occurrence of a Material Event (in which case the Taxes and Fees shall be borne by the Company), and (ii) in the event that the indebtedness is a consequence of a case of use event, pursuant to the Note to Article 1, Tariff, Part II, attached to Presidential Decree No. 131/1986, enunciation, pursuant to Article 22, of P.R.D. No. 131/1986, or voluntary registration of the Agreement by the Bank (except where such voluntary registration is necessary for the purpose of ascertaining, exercising, enforcing or making valid, effective or enforceable the rights arising against the Bank under this Agreement).

The Company shall reimburse such charges to the Bank within 15 (fifteen) Business Days of the relevant written request accompanied by the relevant documentation with the understanding that the Bank shall receive on the agreed due dates the amounts due under the Agreement free of any charges, withholdings or deductions.

25.          PARTIAL INVALIDITY

The fact that, at any time, one or more of the provisions of the Agreement is or becomes illegal, invalid or unenforceable shall not affect the legality, validity and enforceability of the other provisions of the Agreement.

26.          DOMICILE AND NOTICES

For the purposes of the Agreement, the Bank elects domicile in Modena, Via San Carlo 8/20, at its registered office.

Except as otherwise expressly provided, all notices to be given under the Agreement shall be in writing and may be given by registered mail NR, by hand or by e-mail or Certified electronic mail (PEC) to the following addresses of the Parties, or those subsequently indicated in writing by each Party to all others:

For the Company:

Alfasigma S.p.A.

Via Ragazzi del 99, no. 40133- Bologna

e-mail: mcera@alfasigma.com

PEC: alfasigmaspa@legalmail.it

To the kind attention Dr. Francesco Balestrieri

For the Bank:

BPER Banca S.p.A.

Large Corporate Office Modena

Viale Reiter 126 41121 - Modena

To the kind attention of Anna Lisa Fornacciari

email: keyclientimprese@bper.it/annalisa.fornacciari@bper.it

PEC: keyclientimprese.bper@pec.gruppobper.it

27.           FINAL CLAUSE

All clauses of the Agreement, including the Recitals and Exhibits, are essential and inseparable; additions and modifications to the covenants contained herein can only be proved in writing. The clauses of this Agreement, and its Exhibits, that may be deemed in conflict with Legislative Decree No. 385 of September 1, 1993 (Consolidate Law on Banking, T.U.B.), as amended and supplemented, including its implementing provisions, shall have no effect.

Should you agree with the above proposal, please inform us of your acceptance by fully transcribing and signing this letter.

Yours faithfully,

BPER Banca S.p.A.

Name: Anna Lisa Fornacciari

Qualification: Attorney in fact

***

As a sign of our acceptance.

Yours faithfully,

/s/ Francesco Balestrieri

Alfasigma S.p.A.

Name: Francesco Balestrieri

Qualification: Managing Director

EXHIBIT A

Request for Disbursement

[on letterhead]

To

BPER Banca S.p.A.

Large Corporate Office Modena

Viale Reiter 126 41121 - Modena

To the kind attention of Anna Lisa Fornacciari

Anticipated by e-mail:

keyclientimprese@bper.it/annalisa.fornacciari@bper.it

PEC: keyclientimprese.bper@pec.gruppobper.it

[Place], [ date]

Subject matter: Financing in the amount of Euro 100,000,000.00 (one hundred million euros.00), referred to in the Agreement signed on July 28, 2023 between BPER Banca S.p.A. and Alfasigma S.p.A., with a Final maturity date of December 31, 2027 (the Agreement) (Internal ref. no. 5274839).

Request for Disbursement

We refer to the Agreement and, provided that capitalized terms, hereinafter used, have the meaning ascribed to them in the same, we hereby irrevocably request you to disburse to the Current Account the amount of Euro [...] ([...]) as follows:

Date of Disbursement [...]

Amount subject to [...]

Request for Disbursement

We confirm all of the representations in Article 3 of the Agreement (Representations and Warranties of the Company) and that to date none of the events set forth in Article 11 of the Agreement (Forfeiture of the Benefit of the Term and Termination of the Agreement) have occurred that would result in the Bank's termination of the Agreement or forfeiture of the term.

Yours faithfully,

Alfasigma S.p.A.

EXHIBIT B

Receipt

[on letterhead]

[to be signed for exchange of business correspondence]

To

BPER Banca S.p.A.

Large Corporate Office Modena

Viale Reiter 126 41121 - Modena

To the kind attention of Anna Lisa Fornacciari

Anticipated by e-mail:

keyclientimprese@bper.it/annalisa.fornacciari@bper.it

PEC: keyclientimprese.bper@pec.gruppobper.it

[Place], [ date]

Subject matter: Financing in the amount of Euro 100,000,000.00 (one hundred million euros.00), referred to in the Agreement signed on July 28, 2023 between BPER Banca S.p.A. and Alfasigma S.p.A., with a Final maturity date of December 31, 2027 (the Agreement) (Internal ref. no. 5274839).

We refer to the Agreement and, provided that capitalized terms, hereinafter used, shall have the meanings ascribed to them in the same, we hereby acknowledge to you that, in execution of the Agreement in question, you have disbursed to us with value date [•] the sum of Euro [•]= ([•]), as [first/second/third....] partial disbursement of borrowed principal, an amount for which we issue ample and formal receipt, by crediting the Current Account.

[Specifically, we acknowledge that the annual nominal interest rate referring to the first Disbursement Date corresponds to [-]% ([-]% quarterly) equal to Euribor plus Margin.] [to be entered only for the first disbursement]

We therefore acknowledge that we owe you, in dependence of the Agreement, the total principal sum of Euro [•]= ([•]/00), plus interest and incidentals.

Yours faithfully,

Alfasigma S.p.A.

EXHIBIT C

Certificate of Compliance

To

BPER Banca S.p.A.

Large Corporate Office Modena

Viale Reiter 126 41121 - Modena

To the kind attention of Anna Lisa Fornacciari

Anticipated by e-mail:

keyclientimprese@bper.it/annalisa.fornacciari@bper.it

PEC: keyclientimprese.bper@pec.gruppobper.it

[Place], [ date]

Subject matter: Financing in the amount of Euro 100,000,000.00 (one hundred million euros.00), referred to in the Agreement signed on July 28, 2023 between BPER Banca S.p.A. and Alfasigma S.p.A., with a Final maturity date of December 31, 2027 (the Agreement) (Internal ref. no. 5274839).

Dear Sirs,

we hereby notify you of the financial requirements under Article 9(Financial Obligations) of the Agreement.

Unless otherwise defined below, terms beginning with a capital letter shall have the same meaning ascribed to them in the Agreement.

With reference to the duly approved Consolidated Financial Statements for the year [...], it appears that:

NFP/EBITDA is equal to:[.]

NFP/SE is equal to: [...]

We hereby declare that the above data are true and real and are derived from the correct application of the criteria established in the Agreement.

We further confirm to you that, as of today, (i) no event is pending as of today that, under the Agreement, is or may become a cause for termination and/or forfeiture of the benefit of the term, and (ii) the representations and warranties made by us in particular pursuant to Article 3 (Representations and Warranties of the Company) of the Agreement are true, correct, complete, and accurate in all material respects.

Yours faithfully,

Alfasigma S.p.A.

EXHIBIT D

Repayment Plan

Maturity date	principal installment (percentage of Financing disbursed)
12/31/2023	-
06/30/2024	-
12/31/2024	11.66%
6/30/2025	11.66%
12/31/2025	11.67%
6/30/2026	11.67%
12/31/2026	11.67%
6/30/2027	11.67%
12/31/2027	30%

EXHIBIT E

Exemption Statement

I, the undersigned [Name of legal representative], domiciled at [Bank's domicile], legal representative of [Bank's company name] with registered office in [...], street [...], share capital [...],

Considered that

pursuant to Art. 26, Paragraph 5-bis, of Presidential Decree of September 29, 1973, No. 600 (“Presidential Decree 600/1973") as amended (i) by Art. 22 of Legislative Decree No. 91 of June 24, 2014, converted into law by Law No. 144 of August 11, 2014, (ii) by Art. 10, Paragraph 2, of Legislative Decree No. 133 of September 12, 2014, converted into law by Law No. 164 of November 11, 2014, and (iii) by Art. 6, Paragraph 1, of Legislative Decree No. 3 of January 24, 2015, the withholding referred to in Art. 26, Paragraph 5, of Presidential Decree No 600/1973, does not apply with reference to interest and other income from medium- to long-term loans provided to companies resident, for tax purposes, in Italy by:

■	credit institutions established in the member states of the European Union;

■	entities identified in Article 2(5), numbers (4) to (23) of Directive 2013/36/EU;

■	insurance companies established and licensed under regulations issued by member states of the European Union;

■	foreign institutional investors, albeit without tax subjectivity, referred to in Article 6, Paragraph 1, Lit. b of Legislative Decree No. 239 of April 1, 1996, subject to forms of supervision in the foreign countries in which they are established.

Now, therefore, it declares

1.	That [Bank Name] is the actual recipient and beneficiary of the interest payable to it under the Financing Agreement;

2.	(check one of the following boxes, if applicable)

□	that [Bank Name] is a credit institution established in a member state of the European Union.

□	that [Bank Name] is an institution identified in Article 2, paragraph 5, Nos from 4) to 23) of Directive 2013/36/EU.

□	that [Bank Name] is an insurance company incorporated and licensed under regulations issued by a member state of the European Union.

□	that [Bank Name] is a foreign institutional investor, albeit without tax subjectivity, referred to in Article 6, Paragraph 1, Lit. b of Legislative Decree No. 239 of April 1, 1996, and subject to forms of supervision in the country where it is established.

3.	that all the requirements of Art. 26, Paragraph 5-bis, of Presidential Decree 600/1973 are fulfilled and all the information contained in this statement is correct and complete and that [Bank Name] undertakes to report any failure to meet one or more of the requirements described above, as well as any changes in the data and information provided.

Place and date	Signed